EXHIBIT 10.12

FIRST AMENDMENT TO LEASE

This First Amendment to Lease dated this 23rd day of July, 2014, by and between Bedford Realty Company, LLC, an Illinois Limited Liability Company (“Landlord”) and OneUp Innovations, Inc., a Georgia corporation (“Tenant”). Whereas through the Lease Agreement dated September 26, 2005, (the “Lease”) Landlord leases to Tenant certain real property commonly known as 2745 Bankers Industrial Drive, Doraville, Georgia (the “Premises”).

WHEREAS, Landlord and Tenant wish to make certain other amendments to the Lease.

NOW, THEREFORE, for good and valuable consideration, including the mutual promises contained in this Amendment, which Landlord and Tenant acknowledge is sufficient, the parties hereby agree as follows:

1.	TERM: The Term of the Lease is extended for five (5) years and will expire on December 31, 2020.

2.	RENT: Paragraph 2 of the Lease is hereby amended and the Base Rent shall be as follows:

August 1, 2014 – November 30, 2014: $0 per month

December 1, 2014 – December 31, 2014: $29,415.00 per month

January 1, 2015 – December 31, 2015: $30,297.45 per month

January 1, 2016 – December 31, 2016: $31,206.37 per month

January 1, 2017 – December 31, 2017: $32,142.56 per month

January 1, 2018 – December 31, 2018: $33,106.84 per month

January 1, 2019 – December 31, 2019: $34,100.05 per month

January 1, 2020 – December 31, 2020: $35,123.05 per month

Tenant’s estimated real estate tax payments pursuant to Paragraph 28 of the Lease shall be due and payable during the free rent period.

3.	TENANT IMPROVEMENTS:

A.                   Tenant shall perform the improvements listed in the attached proposals contained in Exhibit A (“Improvements”) within six (6) months of the execution of this Amendment.

Tenant acknowledges the savings from the four (4) month rental abatement in the amount of $117,660.00 shall be applied to the costs to complete the Improvements. If Tenant fails to complete the Improvements within the six (6) month period, Tenant shall reimburse Landlord for the unused portion of the rental abatement.

All work to be performed by a qualified and licensed contractor. All Improvements are to be constructed in a good and workmanlike manner, and in accordance with all applicable laws, regulations, and codes. Tenant shall indemnify, defend (with attorneys reasonably acceptable to Landlord), and hold Landlord harmless from and against any and all liability, losses, damages, costs and expense, which arise directly or indirectly from lien claims affecting the Premises arising out of Tenant’s or Tenant’s contractor’s work or that of subcontractor or suppliers.

Upon completion of the Improvements, Tenant shall provide to Landlord a copy of all receipts, a final contractor’s affidavit and final lien waiver from all contractors, and any subcontractors or materialmen involved in the work, and a copy of any permits or other approvals required in connection with the Improvements.

Once completed, the Improvements shall become part of the Premises and shall not be removed at the time of Tenant’s vacating the Premises.

B.                   At Landlord’s sole cost and expense, Landlord shall repair 195+/- SF of concrete area in the Premises. Landlord shall begin work as soon as reasonably possible after full execution of the Amendment.

4.                    NO FURTHER MODIFICATION: Except as expressly provided above, each and all of the remaining terms and conditions of the Lease shall remain in full force and effect.

IN WITNESS WHEREOF, the parties herein have executed this First Amendment to the Lease as of the last day and year written below.

LANDLORD:	TENANT:

BEDFORD REALTY COMPANY, LLC	ONEUP INNOVATIONS, INC.
an Illinois Limited Liability Company	a Georgia corporation

By: /s/ Perry Kusakabe	By: /s/ Louis S. Friedman
Name: Perry Kusakabe	Name: Louis S. Friedman
Title VP – Assoc. General Counsel	Title: President & CEO
Date: July 30, 2014	Date: July 23,2014